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Exhibit 99.1

MIVT CANCELS PROSTENT LICENSE AGREEMENT
MIV THERAPEUTICS CANCELS ENDOVASC LICENSE AGREEMENT

Vancouver, BC -  May 23, 2003

MIV Therapeutics Inc. (MIVT:OTCBB) has announced it will not extend the License Agreement dated May 17, 2002 with Endovasc Ltd., Inc. This agreement relates to the development of Endovasc's PROstent(TM)technology. To date, all contractual obligations have been met by both parties.

MIVT's Executive Vice President, Patrick McGowan, stated, "This is purely an economic decision and in no way reflects on the PROstent(TM) technology. Public markets are faced with difficult economic conditions and MIVT feels the need to direct its resources to our proprietary hydroxyapatite stent coating program. We remain fully committed to our Joint Venture with Endovasc through STENTGENIX Inc. We have enjoyed the opportunity of working with Endovasc under the License Agreement and are committed to continue our working relationship in the future."

ABOUT MIV THERAPEUTICS
MIV Therapeutics is developing a "next generation" line of advanced biocompatible stent coatings and therapeutics for stent based drug-delivery systems. MIVT is an equal partner in Stentgenix Inc., a Joint Venture company developing the ANGIOGENIX(TM) pharmaceutical coating for coronary stents and biodegradable/resorbable stent and catheter technologies.

The Company has completed development of a line of proprietary coronary stents for use in angioplasty procedures and is in late-stage development of its hydroxyapatite stent coating technology. MIVT's manufacturing facility maintains a comprehensive QA (Quality Assurance) system which meets the guidelines of ISO 9001 (1994) and ISO 13485 (1996) requirements, complies with applicable FDA guidelines and applicable GMP requirements and is capable of private label manufacturing and out-sourcing.

EXCEPT FOR THE HISTORICAL INFORMATION CONTAINED HEREIN, THE MATTERS DISCUSSED IN THIS PRESS RELEASE ARE FORWARD-LOOKING STATEMENTS. THESE STATEMENTS ARE MADE UNDER THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE DESCRIBED IN FORWARD-LOOKING STATEMENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES. PLEASE SEE THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION INCLUDING, WITHOUT LIMITATION, THE COMPANY'S RECENT FORM 10-K AND FORM 10-QS, WHICH IDENTIFY SPECIFIC FACTORS THAT MAY CAUSE ACTUAL RESULTS OR EVENTS TO DIFFER MATERIALLY FROM THOSE DESCRIBED IN THE FORWARD-LOOKING STATEMENTS.